            THIS AGREEMENT made this 29th day of January 1990, by and between the State of New York, acting by and through the Office of Parks, Recreation and Historic Preservation, (hereinafter referred to as "PARKS") with offices located at Agency Building 1, Governor Nelson A. Rockefeller Empire State Plaza, Albany, New York 12238, and Beach Concerts, Inc., (hereinafter referred to as "LICENSEE") with offices located at 27 East 67th Street, New York, NY 10021

                              W I T N E S S E T H:

            WHEREAS, PARKS, acting with the Long Island State Park, Recreation and Historic Preservation Commission, (hereinafter referred to as "COMMISSION"), pursuant to Section 7.13 of the Parks, Recreation and Historic Preservation Law, has jurisdiction over the Jones Beach Theatre which was built for the presentation of various forms of musical productions and other shows at the Jones Beach State Park, Nassau County, New York, and

            WHEREAS, PARKS and the COMMISSION have solicited proposals from the entertainment field for the presentation of musical shows during the summer seasons from 1990 through 1999, and

            WHEREAS, the LICENSEE is a qualified and successful producer and promoter of musical presentations and

            WHEREAS, the LICENSEE has provided the most beneficial proposal for the operation of the Jones Beach Theatre, and

            WHEREAS, the LICENSEE is willing to produce musical presentations and other shows during the 1990 through 1999 seasons, and PARKS and the COMMISSION, pursuant to a resolution dated December 7, 1989, are willing to accept such presentations upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, it is mutually agreed between the parties hereto as follows:

            1. PARKS hereby grants to the LICENSEE and the LICENSEE hereby accepts from PARKS an exclusive license to operate the Jones Beach Theatre for the period herein stated, and subject to all of the terms and conditions contained herein.

            2. Unless otherwise agreed to in writing by PARKS, the LICENSEE will present a minimum of twenty (20) contemporary musical performances and concerts and a maximum of fifty (50) such performances and concerts during each of the summer seasons from 1990 through 1999 at the Jones Beach Theatre. For the purposes of this Agreement the summer season at Jones Beach Theatre shall commence on June 1 and end on September 30 of each year.

            3. This license shall commence on the first day of January 1990 and shall end on the thirty-first day of December 1999.

            4. The LICENSEE represents that he has acquired or shall acquire and possess all the performing, musical and other legal rights from the authors and/or owners of all presentations to present said performances in the New York Metropolitan area (including the Jones Beach Theatre) during the term of this Agreement and the LICENSEE agrees to present such performances complete in every respect, and to meet all costs and expenses thereof except as hereinafter provided.

            5. a. LICENSEE agrees to pay PARKS as compensation for this license and for the privilege of operating said license at the Jones Beach Theatre for the period aforesaid, an annual fee, as follows:

                         Year                           Fee
                         ----                           ---
                         1990                        $525,000
                         1991                         550,000
                         1992                         580,000
                         1993                         610,000
                         1994                         640,000
                         1995                         670,000
                         1996                         710,000
                         1997                         740,000
                         1998                         775,000
                         1999                         820,000

The License fee as indicated above shall be paid in three equal payments on or before August 15, September 15 and October 15 for each year of the contract. Such license fee shall be paid each year LICENSEE presents forty-five (45) or less musical performances and concerts. Should LICENSEE present more than forty-five (45) musical performances and concerts per year, LICENSEE shall pay to PARKS $20,000 for each performance from forty-six (46) through a maximum of fifty (50) performances per year excluding those performances presented outside the Theatre and those performances in the Theatre for which ticket price is $10.00 or less. Such exclusion may include Shakespeare-in-the-Park, Children's Theatre, classical plays and big bands or other such entertainment.

                  b. LICENSEE shall pay to PARKS in connection with the provision of food and refreshments the sum of ONE THOUSAND FOUR HUNDRED DOLLARS for each show for the term of the contract with a minimum payment of $50,000 each year for the period January 1, 1990 through December 31, 1994 and a minimum payment of $60,000 each year for the period January 1, 1995 through December 31, 1999. All required minimum payments shall be made by October 15 of each contract year.

                  c. It is understood that during the term of this agreement PARKS may require LICENSEE to impose a parking surcharge on each ticket sold as directed by PARKS.

            6. It shall be the responsibility of LICENSEE through its designated concessionaire, to provide for food and beverage service immediately before, during and for one hour after each musical performance. In no event shall such sales extend beyond midnight without the express approval of PARKS. Such concessionaire shall be selected subject to PARKS' approval. The sale of alcoholic beverages will not be permitted. PARKS will retain the right of menu and price approval.

            7. LICENSEE shall have the right to sublicense the sale of artist-related merchandise (whether that artist be performing at the Jones Beach Theatre or not) such as T-shirts, sweatshirts, jerseys, posters, hats, buttons, records, souvenir books and similar materials. Selection of sublicensees shall be subject to PARKS' approval. Concert programs or playbills which are distributed "free" are excluded from this agreement. It is agreed LICENSEE shall pay to PARKS the sum of TWO THOUSAND ONE HUNDRED DOLLARS ($2,100) for each show presented at which such items are sold pursuant to this agreement as PARKS' share of the sale of artist-related merchandise with a minimum payment of $75,000 for each year for the period January 1, 1990 through December 31, 1994 and $85,000 each year for the period January 1, 1995 through December 31, 1999. All goods shall be sold at locations designated by PARKS and shall not be hawked. All required minimum payments shall be made by October 15 of each year of this contract.

            8. In addition to the revenue provided for elsewhere in this Agreement, LICENSEE shall pay to PARKS the sum of FIVE THOUSAND DOLLARS ($5,000) for each performance recorded and/or first broadcasted. For each performance televised or rebroadcast after the first, an additional fee shall be paid to PARKS which shall be subject to negotiation between the parties. Payment shall be made on or before commencement of recording or broadcast.

            9. Force Majeure. Neither party shall be liable for failure to perform its part of this license when such failure is due to fire, flood, strikes or similar labor disturbances, industrial disturbances, war, riot, insurrection and/or other causes beyond the control of the parties.

            10. Capital Investment. LICENSEE guarantees to PARKS that it will cause to be made a minimum investment of $6,050,000.00 in improvements and alterations to facilities and in equipment as contained in LICENSEE'S proposal and set forth in Appendix E hereof. The LICENSEE shall undertake to complete all the improvments listed in of Appendix E attached hereto in the order they are set forth therein and shall be responsible for all costs of said items up to and including the minimum capital investment with the sole exception that PARKS shall be responsible for all design and inspection costs for Item I. LICENSEE shall be responsible for all other costs for Item I and all costs for all other items up to the minimum investment.

            For projects to be performed, LICENSEE shall submit written designs, plans and/or specifications to PARKS on forms provided by PARKS. Said design, plans and/or specifications shall include a detailed description of the work to be done and materials to be used. For work estimated to cost $5,000 or more, said design plans and/or specifications shall be signed by a New

York State licensed architect or engineer. After PARKS approves said design, plans and/or specifications, LICENSEE shall prepare a Work Project/Request for Proposal (WPRFP). PARKS' approval of the WPRFP shall be obtained for each project. LICENSEE shall solicit, through said WPRFP's, at least five (5) bidders from a list provided by PARKS.

            LICENSEE shall submit to PARKS all bids received together with a recommendation for award which shall be made to the lowest, responsible, qualified bidder. Upon PARKS' concurrence, LICENSEE shall make the award.

            As each work project is completed, LICENSEE shall submit to PARKS a statement containing the actual cost of said work project and the balance of LICENSEE'S minimum capital investment remaining to be expended.

            Title to all improvements, alterations and equipment shall vest immediately in PARKS at the completion and approval of such improvement, alteration or upon purchase, delivery and acceptance of the equipment.

            LICENSEE'S staff costs or professional costs in excess of 15% of construction costs are not allowable as a charge to the investment. In addition, work estimated to cost $20,000 or more shall be advertised at least once in Newsday. Bidders shall be required to pay wages at the prevailing rates set by the New York State Department of Labor, said rates to be obtained by PARKS.

All contracts entered into by LICENSEE for such work shall contain Appendices A and B attached hereto.

            For purposes of this license, a depreciation of investment shall be calculated on a straight-line basis without regard to salvage value. The useful life shall be the remaining time left in the life of the license at time of investment. If this agreement is terminated by PARKS due to no fault of the LICENSEE prior to the established expiration date, PARKS shall cause the successor LICENSEE to reimburse LICENSEE in an amount equal to the useful life left on the investment calculated as stated above. If this agreement is terminated by the LICENSEE, PARKS shall have no further obligation to the LICENSEE with regard to LICENSEE'S capital investment.

            It is understood if any of the projects to be undertaken pursuant to this Section are not completed by April 30, 1992, funds equal to the difference between LICENSEE'S minimum capital investment guarantee and monies already expended on such projects shall be deposited into a joint signitory (LICENSEE and PARKS) interest bearing escrow account approved by PARKS. Such monies shall be used to pay the costs for approved and completed work projects accepted by PARKS.

            All reviews and approval processes required from PARKS under this section shall be conducted as expeditiously as possible.

            11. The LICENSEE agrees to keep separate books of account and records of all operations and to establish systems of bookkeeping and accounting in a manner satisfactory to PARKS and to permit inspection of said books and records by PARKS and the Comptroller of the State of New York as often as, in the judgment of PARKS, such inspection is deemed necessary. The LICENSEE shall submit at the end of the year, or as required by PARKS, an audited profit and loss statement of operations certified by a Certified Public Accountant approved by PARKS under this license in a form approved by PARKS and consistent with the terms of this Agreement.

            12. Under direction from PARKS, the LICENSEE shall have until October 15 of each year to remove LICENSEE'S property from the Jones Beach Theatre.

            13. The LICENSEE shall provide complete and adequate performing, operating, mechanical and other personnel necessary for the presentation of said performances, including but not limited to security, stagehands, ticket takers, cleaning crews for entire theatre including promenade, seating areas, restrooms, stage and backstage, box office personnel and telephone operator for concert information and weather.

            It is understood that cleanliness and housekeeping of the Theatre including concession areas shall be performed to the satisfaction of PARKS.

            PARKS shall have the right to direct the termination of any of the LICENSEE'S employees at the Theatre who are not deemed satisfactory by PARKS.

            14. The LICENSEE shall retain a House Manager satisfactory to PARKS to supervise operations and with full authority to act on site on behalf of LICENSEE, and to take such actions as individual circumstances may require.

            15. The LICENSEE shall retain a press representative and related personnel, satisfactory to PARKS for promotion and publicity purposes. LICENSEE will spend not less than (1.5%) percent of the average gross ticket sales for the preceding four years inclusive annually in paid advertising and promoting the Jones Beach Theatre summer performances. Promotion and publicity copy shall be subject to prior approval of PARKS. Documentation of expenditures in the form of paid invoices, cancelled checks and proof of publication shall be provided by LICENSEE to PARKS no later than November 15 of each year of this contract. Trades or "in kind" advertising will not be allowed as charges against the required expenditure. PARKS shall have approval of all promotions, signage, giveaways and all other advertising material in connection with operations under this License.

            16. Before signing or making a commitment, it shall be the responsibility of the LICENSEE to obtain the prior approval of PARKS for all performers, performances and events to be staged by the LICENSEE at the Jones Beach Theatre, and it shall be the responsibility of the LICENSEE, upon request, to make available to PARKS for review copies of all agreements entered into with such performers at the earliest possible time. LICENSEE shall also provide to PARKS dates of performances, ticket prices and sponsors, if any, affiliated with the performer. A tentative schedule of such performances and dates shall be provided by the LICENSEE to PARKS by April 15 of each year of the term of this contract. Approval by PARKS shall be deemed to be given if PARKS does not disapprove within five business days after receipt of notification by the Regional Director for PARKS.

            It is understood that PARKS may designate up to six days per year, no more than four days occurring on a weekend, on which no performances may be given at the Jones Beach Theatre. The days of "no performance" shall be provided by PARKS to the LICENSEE by February 15th of each year during the term of this contract.

            17. a. The LICENSEE shall submit copies, for prior written approval by PARKS, of proposed contracts or sub-contracts for programs, food service, rental or sale of blankets, cushions, binoculars, artist-related merchandise, performance sponsors, broadcasting and recording of performances.

                  b. It is understood by LICENSEE that no fireworks of any kind shall be permitted in connection with this contract.

If LICENSEE wishes to present after show activities, notice of such activities must be provided to PARKS for approval 4 minimum of two weeks prior to the date of the scheduled activity.

            18. Weather permitting, regular performances shall be given in accordance with a schedule to be approved by PARKS. In the event of inclement weather before or during a performance, the performance may be cancelled or may be delayed or interrupted for not more than ninety minutes. Cancellation of performance shall be made after discussions between PARKS and LICENSEE but final determination shall be made by PARKS. Refund policy for cancelled performances, designated as Appendix C, is attached to and made part of this Agreement.

            19. Seat prices and group sale prices and the scale of the House shall be available from the LICENSEE upon request of PARKS. Information on ticket exchange policy, ticket sales plan and the use of complimentary tickets shall be made available to PARKS upon request. LICENSEE shall be solely responsible for the sale, distribution, exchange or refund of all tickets.

            20. a. PARKS shall provide and maintain the Theatre "as is," including provision of water and sewer or drain pipes. In the event of interruption of utilities services under the control of PARKS, PARKS shall undertake to repair such interruption promptly, and LICENSEE waives any and all claims for compensation from any loss of revenue incurred by the LICENSEE as a result of such interruption. PARKS warrants that the Theatre is in similar operating condition as it was during past operating seasons and agrees to maintain it in good repair throughout the term of this Agreement.

                  b. LICENSEE shall be responsible for all costs of electricity, fuel oil, gas and refuse disposal used and consumed in connection with this license including lighting of Parking Field 5A.

                  c. LICENSEE shall be required to provide to PARKS certification by a licensed engineer that the installation of main speaker at the theatre is safe and in accordance with established standards. LICENSEE may be required during the term of this agreement to provide such certification for other equipment or structure if requested by PARKS.

            21. LICENSEE shall provide (at no cost to PARKS) all sound systems, lighting and other electrical or mechanical equipment necessary for the presentation of performances under this license.

            22.   PARKS shall provide at its own cost and expense:

            a.    Parking area and parking attendants.
            b.    A maximum of thirty (30) theatre attendants.
            c.    One (1) night watchman.
            d. A first aid station staffed during performances by one (1) Emergency Medical Technician (EMT) or nurse.

            23. It shall be the responsibility of the LICENSEE to provide a concert stage shelter and other forms of protection from the weather in a manner that is acceptable to PARKS.

            24. It shall be the responsibility of the LICENSEE to provide interior and exterior security for each and every performance pursuant to the security plan, designated Appendix D, attached to and made part of this Agreement. Since it is the overall responsibility of PARKS to insure a safe and pleasant experience for the public at the Jones Beach State Park, the LICENSEE agrees and will take all steps necessary to advise its security staff that all actions taken by such staff are subordinate to the authority of the officer in charge of the regional state park police.

            25. The LICENSEE agrees not to use, nor suffer or permit any person to use in any manner whatsoever, the said premises or any part thereof or any building thereon for any illegal purposes, or for any purpose in violation of any federal, state or municipal law, ordinance, government rule, order or regulation, and more specifically as it relates to the box office, or in violation of any other rule or regulation applicable to the park region, now in effect or hereafter enacted or adopted and will protect, indemnify and forever save and keep harmless the State of New York, PARKS and their officers and employees and their agents, from and against any damage, penalty, fine, judgment, expense or charge suffered, imposed, assessed or incurred for any violation or breach of any law, ordinance, government rule, order or regulation occasioned by any act, neglect or omission of the LICENSEE, or any employee, agent or subcontractor; and in the event of any violation, or in case PARKS OR its representatives shall deem any conduct on the part of the LICENSEE, or of any employee, agent or subcontractor, or the said License or the operation thereof, to be objectionable or improper, PARKS shall have the right and power to require the LICENSEE to immediately undertake to cure within time limits established by PARKS. In the event of a repeat violation in an extreme case, PARKS is hereby authorized by the LICENSEE to at once declare this license terminated without previous notice to the LICENSEE.

            26. The LICENSEE shall procure at the LICENSEE'S own cost and expense all permits or licenses necessary for the legal operation of this license and shall be responsible for all other fees and commissions (including, but not limited to EMI, ASCAP, SESAC, ticketron and credit card fees and commissions) and all other costs associated with the performances at the Jones Beach Theatre.

            27. It is agreed that all items sold or used pursuant to this license will be of good quality and that quality of such items will be subject to the advance approval of PARKS.

            28. It is expressly understood and agreed that no real or personal property is leased to the LICENSEE; that it is a license and that the LICENSEE'S right to occupy the premises and to operate the license hereby granted shall continue only so long as the LICENSEE shall comply strictly and promptly with each and all of the material undertakings, provisions, covenants, agreements, stipulations and conditions contained herein.

            Nothing herein contained shall grant or be construed as creating a co-partnership between PARKS and the LICENSEE or to constitute the LICENSEE as agent of PARKS.

            29. It is expressly agreed that PARKS shall have a continuing lien on all personal property of the LICENSEE which may be on the premises for any and all sums which may from time to time become and be due to PARKS under the terms of this Agreement, and upon default of payment, PARKS has the right to take possession of and retain the same until the full amount due shall be paid or to sell the same at public auction, and after deducting the expenses of such sale, apply the balance of the proceeds to such payment, and if there should be any deficiency, to resort to any legal remedy.

            30. If the LICENSEE shall fail to make payments to PARKS in accordance with the terms of this Agreement or shall fail or refuse to carry out the terms thereof, then PARKS may cancel this agreement upon five days (5) notice, and upon such termination, PARKS shall have the right to enter the premises, occupied by the LICENSEE by force or otherwise and take full possession thereof, and close the premises for such time as it may deem proper, or at PARKS' option, may remove therefrom the property and effects of the LICENSEE, and with or without legal process, expel, oust and remove all parties who may be present upon or occupy any part of the premises, and all personal property that may be thereon or therein contained, without being liable to prosecution, damage or damages therefor, or for any damage or damages to, or loss of any personal property belonging to any party upon or occupying said premises or any part thereof from any cause whatsoever by reason of such removal. The LICENSEE expressly waives any and all claims for damages and loss against the People of the State of New York or PARKS, their officers and agents for or on account of any act done or caused to be done in exercising this right; and PARKS shall have the right to sell the said personal property so seized or removed and recover by such sale or legal process any and all sums due to PARKS under the terms of this Agreement plus the costs and expenses incurred under the terms of this Agreement.

            31. This contract may not be assigned by the LICENSEE or its right, title or interest therein assigned, transferred, conveyed, sublet or disposed of without the previous consent, in writing, of PARKS.

            32. The LICENSEE agrees to obtain or cause to be obtained Products Liability Insurance providing protection for claims for damages arising out of products sold or vended by or through LICENSEE in connection with this license with limits of not less than $1,000,000.

            33. The LICENSEE agrees to obtain or cause to be obtained any necessary Worker's Compensation Insurance to protect the LICENSEE and PARKS and/or the State of New York from suits arising from injuries sustained by any of the employees of the LICENSEE or any of its contractors during such periods as they shall be in the employ of the LICENSEE and/or its contractors and provide such coverage for such employees as may be required under the Disability Benefits Law.

            34. The LICENSEE shall procure at his own cost and expense such Public Liability Insurance as will protect the LICENSEE, PARKS, the People of the State of New York and their officers and employees from any and all claims for damage to property, for personal injuries, including death, which may arise from the performance of this license. Policies or certificates of insurance required to be obtained pursuant to Sections 32, 33 and 34 hereof shall be delivered to PARKS with full premiums paid before the commencement of operations by the LICENSEE. All policies shall be subject to the approval of PARKS for adequacy and form of protection and shall name the People of the State of New York and PARKS additional insureds. All liability policies shall provide limits of at least not less than ONE MILLION DOLLARS ($1,000,000) in the aggregate for personal injury and property damage in any one accident. Nothing herein contained shall be construed to render the LICENSEE an insurer of PARKS with respect to or responsible for, any accident, injury, claim, suit, loss or damage resulting from any act, omission or neglect of PARKS, its representatives or employees. In addition, the above described policies shall not be cancelled without twenty (20) days prior written notice to PARKS.

            35. The LICENSEE assumes all risk in the operation of his license and shall be solely responsible and answerable in damages for all accidents or injuries to person or property arising therefrom, and covenants and agrees to defend, indemnify, and keep harmless the People of the State of New York and PARKS and their officers and employees from any and all claims, suits, losses, damage or injury to person or property whatsoever kind and nature, whether direct or indirect, arising out of the operation of this license or the carelessness, negligence or improper conduct of the LICENSEE or any servant, agent or employee of the LICENSEE, which responsibility shall not be limited to the insurance coverage provided for in this license.

            36. The LICENSEE hereby expressly waives any and all claims for compensation for any and all loss or damage sustained by reason of any defect, deficiency or impairment of the theatre structure and equipment, the water supply system, drainage system, gas mains, electrical apparatus or wires furnished for the premises or by reason of any loss or impairment of gas supply, water supply, light or current which may occur from time to time for any cause or for any loss or damage sustained by the LICENSEE resulting from fire, water, sea, wind, tornado, cIvil commotion, strikes or riots or from any cancellation or postponement of performance as hereinafter provided and the LICENSEE hereby expressly waives all rights, claims and demands and forever releases and discharges the State of New York and PARKS and its officers and agents from any and all demands, claims, actions and causes of action arising from any of the causes aforesaid.

            37. The LICENSEE agrees to deposit with PARKS the sum of $350,000 either a) as an irrevocable letter of credit provided in accordance with instructions and in form acceptable to PARKS, or b) faithful performance bond issued by a surety or surreties satisfactory to PARKS to protect PARKS against the failure of the LICENSEE to pay to PARKS revenue owed to it by the performance of this license or to return the Theatre to a condition, of the of the preceding season, reasonable wear and tear excepted, upon termination of this license. The letter of credit, less any deductions made in accordance with this paragraph, shall be returned to the LICENSEE upon receipt of the last payment due PARKS under this license and restoration of the Theatre to the satisfaction of PARKS.

            38. In accepting this license, the LICENSEE acknowledges that it has inspected the premises herein and the surrounding properties in Jones Beach State Park, and acknowledges that said premises are in good order and repair and that the LICENSEE is satisfied with the condition, fitness and order thereof.

            39. The LICENSEE shall not contract for or sell rights to broadcast by radio or television, recording or film rights or any like or similar activity without express approval in writing by PARKS. PARKS shall participate in any revenues generated by any such arrangements pursuant to paragraph 8 above.

            40. Where provision is made herein for notice or approvals given in writing, the same may be given by mailing such to the LICENSEE, care of Beach Concerts, Inc., 27 East 67th Street, New York, NY 10021. Where provision is made herein for notice or request for approval by PARKS, the said notice or said approval request, supported by the required documentation shall be sent to PARKS in care of the Regional Director, New York State Office of Parks, Recreation and Historic Preservation, Ninth Park Region, Box 247, Belmont Lake State Park, Babylon,

Long Island, New York 11702 with copy to the Deputy Commissioner of Operations, Office of Parks, Recreation and Historic Preservation, Agency Building No. 1, Empire State Plaza, Albany, New York 12238.

            41. Nothing herein contained shall be deemed to obligate PARKS or the State of New York beyond moneys made available by the Director of the Budget pursuant to the State Finance Law, and no liability on account thereof shall be incurred by PARKS or the State of New York beyond moneys made available for the purpose thereof.

            42. The books of account and all other records required to be kept by the LICENSEE in accordance with this agreement shall be subject to audit and inspection by PARKS and the Comptroller of the State of New York and the LICENSEE shall maintain such records for a period of not less than six (6) years after the termination or expiration of the agreement or any extended term thereof.

            43. This agreement is subject to the approval of the Comptroller and the Attorney General of the State of New York.

            44. Appendices, Attachments and Incorporation by Reference: This agreement incorporates all the provisions set forth in Appendices A through F (attached hereto and made a part hereof) and further incorporates by reference the "REQUEST FOR PROPOSAL--JONES BEACH THEATRE REQUEST FOR PROPOSAL RFP" prepared by PARKS, dated May 1989 and the LICENSEE'S responding proposal of November 13, 1989, plus its oral presentation of November 30, 1989. In the event that any terms, conditions, specification of requirements in the above documents are in conflict, the following order of precedence shall apply for acceptability of work effort and agreement compliance:

                  a.   This agreement
                  b. The recorded oral presentation of November 30, 1989 by the LICENSEE
                  c.   LICENSEE'S response of November 13, 1989
                  d.   PARKS' RFP

            45. License Disputes: If LICENSEE has a dispute with the State regarding the performance of this contract, LICENSEE shall notify PARKS in writing. At the sole discretion of PARKS, PARKS designee may conduct a hearing or resolve the matter based solely on the written dispute. PARKS' designee may request the submission of any additional information or arguments as deemed necessary from LICENSEE or any other party to assist in resolving the dispute. The decision will be made within 30 days of receipt of LICENSEE'S notification. Pending final decision of a dispute hereunder, the LICENSEE shall proceed diligently with the performance of the work under this License and in accordance with PARKS' decision. The parties agree that the dispute process shall precede any action in court, but shall not otherwise bar such action.

            46. This contract represents the final agreement between the parties and may not be changed orally. Such agreement may be amended in writing by mutual consent of said parties, which amendment becomes effective upon the approval of the Attorney General and Comptroller of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed and sealed the day and year first above written.

                                              NEW YORK STATE OFFICE OF PARKS,
                                              RECREATION & HISTORIC PRESERVATION


                                              By /s/
                                                 -------------------------------

                                              LICENSEE - BEACH CONCERTS, INC.


                                              By /s/ Ron Delsener
                                                 -------------------------------
APPROVED AS TO FORM
ATTORNEY GENERAL


APPROVED FOR THE COMPTROLLER

                                                             APPROVED AS TO FORM
                                                             NEW YORK STATE
                                                             ATTORNEY GENERAL
                                                             FEB 2  1990
                                                             /s/ [Illegible]
                                                             ASSOCIATE ATTORNEY

[STAMP - GRAPHIC OMITTED]

RECEIVED
MAY 23 1990
NYS PARKS & RECREATION

STATE OF NEW YORK  )
                   )  SS.:
COUNTY OF ALBANY   )

            On this 29 day of January, 1990, before me personally came Orin Lehman, to me known and known to me to be the Commissioner of Parks, Recreation and Historic Preservation, the person described as such in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same as such Commissioner of Parks, Recreation and Historic Preservation for the purpose therein mentioned.


                                              /s/ Elizabeth A Thero
                                                  ------------------------------
                                                  Notary Public

                                                  ELIZABETH A. THERO
                                                Notary Public, State of New York
                                                  Qualified in Albany County
                                                  No. 3960940
                                                  Commission Expires 4/30/91

STATE OF NEW YORK  )
                   )  SS.:
COUNTY OF NEW YORK )

            On this 29 day of January, l990, before me personally came Ron Delsener, to me known who being by me duly sworn, did depose and say that he is the President of the Board of Beach Concerts, Inc., the corporation described in and which executed the foregoing instrument; that he has been duly authorized by the Board of Directors of said corporation to execute the foregoing instrument on behalf of said corporation and that he signed his name thereto by order of said corporation for the purposes and uses therein described.


                                              /s/ Alan J. MacDougall
                                                  ------------------------------
                                                  Notary Public

                                                  ALAN J. MacDOUGALL
                                                Notary Public, State of New York
                                                  No. 24-01MA4950432
                                                  Qualified in Kings County
                                                  Commission Expires 5/1/91

                                   APPENDIX A

                          STANDARD CLAUSES FOR ALL NEW
                              YORK STATE CONTRACTS

      The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract" or "this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "Contractor" herein refers to any party other than the State, whether a contractor, licensor, licensee, lessor, lessee or any other party):

      1. EXECUTORY CLAUSE. In accordance with Section 41 of the State Finance Law, the State shall have no liability under this contract to the Contractor or to anyone else beyond funds appropriated and available for this contract.

      2. NON-ASSIGNMENT CLAUSE. In accordance with Section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previous consent, in writing, of the State and any attempts to assign the contract without the State's written consent are null and void. The Contractor may, however, assign its right to receive payment without the State's prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5-A of the State Finance Law.

       3. COMPTROLLER'S APPROVAL. In accordance with Section 112 of the State Finance Law (or, if this contract is with the State University or City University of New York, Section 355 or Section 6218 of the Education Law), if this contract exceeds $5,000 ($20,000 for certain S.U.N.Y. and C.U.N.Y. contracts), or if this is an amendment for any amount to a contract which, as so amended, exceeds said statutory amount, or if, by this contract, the State agrees to give something other than money, it shall not be valid, effective or binding upon the State until it has been approved by the State Comptroller and filed in his office.

       4. WORKERS' COMPENSATION BENEFITS. In accordance with Section 142 of the State Finance Law, this contract shall be void and of no force and effect unless the Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Workers' Compensation Law.

                                                                              2.

      5. NON-DISCRIMINATION REQUIREMENTS. In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, age, disability or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or
(b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

      6. WAGE AND HOURS PROVISIONS. If this is a public work contract covered by
Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

        7. NON-COLLUSIVE BIDDING REQUIREMENT. In accordance with Section 139-d of the State Finance Law, if this contract was awarded based upon the submission of bids, Contractor warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at

                                                                              3.

restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to the State a non-collusive bidding certification on Contractor's behalf.

      8. INTERNATIONAL BOYCOTT PROHIBITION. In accordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract's execution, such contract, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify the State Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2 NYCRR 105.4)

      9. SET-OFF RIGHTS. The State shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the State's option to withhold, for the purposes of set-off any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto. The State shall exercise its set-off rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State agency, its representatives, or the State Comptroller.

      10. RECORDS. The Contractor shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this contract (hereinafter, collectively, "the Records"). The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter. The State Comptroller, the Attorney General and any other person or entity authorized

                                                                              4.

to conduct an examination, as well as the agency or agencies involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying. The State shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the "Statute") provided that: (i) the Contractor shall timely inform an appropriate State official, in writing, that said records should not be disclosed; and (ii) said records shall be sufficiently identified; and (iii) designation of said records as exempt under the Statute is reasonable. Nothing contained herein shall diminish, or in any way adversely affect, the State's right to discovery in any pending or future litigation.

      11. IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION:

             (a)   FEDERAL EMPLOYER IDENTIFICATION NUMBER
                   and/or FEDERAL SOCIAL SECURITY NUMBER.

      All invoices or New York State standard vouchers submitted for payment for the sale of goods or services or the lease of real or personal property to a New York State agency must include the payee's identification number, i.e., the seller's or lessor's identification number. The number is either the payee's Federal employer identification number or Federal social security number, or both such numbers when the payee has both such numbers. Failure to include this number or numbers may delay payment. Where the payee does not have such number or numbers, the payee, on his invoice or New York State standard voucher, must give the reason or reasons why the payee does not have such number or numbers.

             (b) PRIVACY NOTIFICATION.

                  (1) The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by the seller or lessor to the State is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their tax liabilities and to generally identify persons affected by the taxes administered by the

                                                                              5.

Commissioner of Taxation and Finance. The information will be used for tax administration purposes and for any other purpose authorized by law.

                   (2) The personal information is requested by the purchasing unit of the agency contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease. The information is maintained in New York State's Central Accounting System by the Director of State Accounts, Office of the State Comptroller, AESOB, Albany, New York 12236.

      12. EQUAL EMPLOYMENT OPPORTUNITIES FOR MINORITIES AND WOMEN: In accordance with Section 312 of the Executive Law, if this contract is: (i) a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or (ii) a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon; or (iii) a written agreement in excess of $100,000.00 whereby the owner of a State assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project, then:

            (a) The contractor will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination. Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation;

            (b) at the request of the contracting agency, the Contractor shall request each employment agency, labor union, or authorized representative of workers

                                                                              6.

            with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union or representative will not discriminate on the basis of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will affirmatively cooperate in the implementation of the contractor's obligations herein; and (c) the Contractor shall state, in all solicitations or advertisements for employees, that, in the performance of the State contract, all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability or marital status.

      Contractor will include the provisions of "a", "b" and "c", above, in every subcontract over $25,000.00 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon (the "Work") except where the Work is for the beneficial use of the Contractor. Section 312 does not apply to: (i) work, goods or services unrelated to this contract; or (ii) employment outside New York State; or (iii) banking services, insurance policies or the sale of securities. The State shall consider compliance by a contractor or subcontractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of his section. The contracting agency shall determine whether the imposition of the requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, the contracting agency shall waive the applicability of Section 312 to the extent of such duplication or conflict. Contractor will comply with all duly promulgated and lawful rules and regulations of the Governor's Office of Minority and Women's Business Development pertaining hereto.

       13. CONFLICTING TERMS. In the event of a conflict between the terms of the contract (including any and all attachments thereto and amendments thereof) and the terms of this Appendix A, the terms of this Appendix A shall control.

                                                                              7.

      14. GOVERNING LAW. This contract shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

      15. LATE PAYMENT. Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article XI-A of the State Finance Law to the extent required by law.

      16. NO ARBITRATION. Disputes involving this contract, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily authorized) but must instead, be heard in a court of competent jurisdiction of the State of New York.

      17. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law & Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon the State's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify the State, in writing, of each and every change of address to which service of process can be made. Service by the State to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

August, 1989

                                   Appendix B

              OFFICE OF PARKS, RECREATION AND HISTORIC PRESERVATION

                   Participation by Minority Group Members and
                      Women with Respect to State Contracts

In accordance with Article 15-A of the Executive Law, the parti to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract" or "this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "contractor" refers to any party other than the State, whether referred to as a contractor, licensor, licensee, lessor, lessee consultant, grant recipient, local sponsor or by any other name:

1.    Definitions.

      (a) "Certified business" shall mean a business verified as minority or women-owned business enterprise pursuant to section 314 of the Executive Law.

      (b) "Minority group member" shall mean a United States citizen or permanent resident alien who is and can demonstrate membership in one of the following groups:

            (i) Black persons having origins in any of the Black African racial groups:

            (ii) Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American of either Indian or Hispanic origin, regardless of race:

            (iii) Native American or Alaskan native persons having origins in any of the original peoples of North America:

            (iv) Asian and Pacific Islander persons having origins in any of the Far East countries, South East Asia, the Indian subcontinent or the Pacific Islands.

      (c) "Minority-owned business enterprise shall mean a business enterprise, including a sole proprietorship, partnership or corporation that is:

            (i) at least fifty-one percent owned by one or more minority group members;

            (ii) an enterprise in which such minority ownership is real, substantial and continuing;

            (iii) an enterprise in which such minority ownership has and exercises the authority to control independently the day-to-day business decisions of the enterprise; and

            (iv) an enterprise authorized to do business in this state and independently owned and operated.

       (d) "Women-owned business enterprise" shall mean a business enterprise, including a sole proprietorship, partnership or corporation that is:

            (i) at least fifty-one percent owned by one or more United States citizens or permanent resident aliens who are women;

            (ii) an enterprise in which the ownership interest of such women is real, substantial and continuing;


            (iii) an enterprise in which such women ownership has and exercises the authority to control independently the day-to-day business decisions of the enterprise; and

            (iv) an enterprise authorized to do business in this state and independently owned and operated.

2.    Good Faith Efforts.

      The contractor agrees to make good faith efforts to employ minority and women workers and to solicit and obtain the participation of certified minority and women-owned business enterprises as subcontractors and suppliers on this contract.

3.    Reports.


      The contractor agrees to submit, and to require subcontractors to submit, reports showing any participation of minority and women-owned business enterprises on this contract. Failure to submit reports in a timely fashion shall be cause for scheduled payments to the contractor to be delayed.

                                   APPENDIX C

                                  REFUND POLICY

      1. Rain or Shine - There will be no refund for shows advertised as Rain or Shine. In the event it rains so hard people cannot attend, they will be offered another show of their choice.

      2. Raindate - If show is held on raindate, no refund will be granted. If raindate is also cancelled due to weather, and no additional date is schedule, patron will first be offered their choice of any other show, and if none are acceptable, a refund would be granted.

      3. Date Change - If show is rescheduled, all tickets for original date would be honored on new date. If this is not acceptable to patron, offer of any other show will be made; if still not acceptable, refund would be offered.

      4. Cancellation - If a show is cancelled for any reason, the patron would be offered another show or a refund.

                                   APPENDIX D
                                  SECURITY PLAN


       By March 15 of each year of the agreement the LICENSEE (producer) shall prepare and supply to PARKS a plan for security consistent with the provisions of Section 24 of the agreement. The components for this plan are all subject to advance approval by PARKS and include:

      1. Provision of interior and perimeter security proportionate to the size and type of crowd expected. Based on crowd size alone, the following minimum security levels are required:

                                           MINIMUM NUMBER
                   CROWD SIZE              OF SECURITY STAFF
                   ----------              -----------------

                   7,000-10,400                    67
                   4,000- 6,999                    51
                   UP TO  3,999                    33

            NOTE: The minimums specified may not be reduced without advance approval by PARKS.

      2. Specified planned deployments of the security staff: This information shall detail the assigned locations, duties and assigned hours of coverage.

      3.    Chain of command within the concert security team.

      4. Identification of assigned posts which are radio-equipped (LICENSEE to supply two such portable radios to PARKS for theatre management staff).

      5. Arrangements for security coordination with park police, park management, theatre management, and production staff: This shall include general pre-season meetings for the purpose of orienting key supervisory staff as well as night-of-show coordinative meetings with theatre management to review arrangements for specific performances.

      6. Interface with first aid personnel and the emergency medical system in place at the theatre.

      7. Emergency evacuation of the theatre consistent with the theatre crowd control plan.

      8. Uniforms and equipment being provided to security staff to facilitate ease of identification and proper functioning (note: theatre security staff are to be unarmed at all times while serving on the theatre security team).

      9.    Photo identification badges for concert security staff.

      10.   Arrangements for incident reporting and documentation with PARKS.

      PARKS reserves the right to require LICENSEE to discipline, retrain, or in extreme cases, to dismiss any employee, hourly or management, whose actions or appearance are inconsistent with the standards of PARKS, and the best interests of the State of New York. Any collective bargaining agreement entered into between LICENSEE and any labor union or organization must recognize this right of PARKS, and the presence of such an agreement will in no way diminish the rights of PARKS under this agreement.

                               JONES BEACH THEATRE

                           PRESENTATION OF PRODUCTIONS

                                   APPENDIX E

                              CAPITAL IMPROVEMENTS

      The LICENSEE will be required to make improvements in the licensed premises through qualified contractors approved by PARKS. All improvements described shall be completed prior to April 30, 1992.

      Capital Improvements are listed in priority order. Items shall be completed in such order until capital improvement funds are exhausted. If, after all listed projects are completed, all capital improvements funds have not been expended, additional projects designated by PARKS shall be completed until all funds are expended. If prospective costs for a project, which has been agreed to by both parties, appear to exceed original cost estimates and such prospective costs would cause the LICENSEE'S minimum capital investment to be exceeded, than that particular project will be placed on hold until it is mutually agreed how to proceed.

      Item I - Rest rooms, concession facilities and other stadium work. Renovation and refurbishment of space on promenade floor (ground level) specifically relating to rest room facilities, and concession operations to include:

      1. Provision of women's restroom areas with a minimum of 85 toilets, 55 sinks, men's rest room areas with a minimum of 77 urinals, 28 toilets and 50 sinks. Each rest room shall have access to a utility closet of at least 50 sq. feet with appropriate fixtures. All rest rooms shall be directly accessible from the promenade level but shall not be located in the Theatre lobby. This project shall include all necessary plumbing, heating and sewage work in connection with the installation of the new rest rooms. Rest rooms must conform to or exceed existing codes including those for handicapped access. All abandoned fixtures and equipment shall be removed from existing rest room areas, and such areas shall be restored or refurbished to accommodate future uses to be designated by PARKS.

      2. Rebuilding and renovation of concession areas. Work shall include demolishing and removal of existing temporary concession building, installation of a minimum of 165 linear feet of counter space and 1500 square feet of storage space adjacent to promenade area plus construction of a number of remote gazebo-type structure with a total of 60 linear feet of counter space and 500 square feet of storage space, such structures to be located within the patio area.

      3. Replacement of temporary barrier walls at the top of the stadium with a permanent barrier to match the existing side wind screens.

      4. Removal of existing house speaker system and the cable system that supports them including the towers.

      Item II -- Upgrading and renovation of electrical and water utility services throughout the Theatre to include a new permanent distribution system between the side towers of the stage and the stage area.

      Item III - Modifications and renovation of performance and seating area to include:

      1. Demolish and remove temporary wood structure and underpinnings adjoining concrete main stage and reconstruct temporary orchestra seating area into permanent seating area with a sloped deck including installation of permanent weather resistant seats to match existing stadium seats.

      2. Removal of wood deck from main stage and resurfacing stage as approved by PARKS.

      3. Construct permanent and accessible seating for a minimum of 50 disabled theatre patrons who are confined to wheelchairs.

      Item IV - Renovation and Refurbishment of performer's dressing rooms and "Green Room" space for the Main Stage area including construction of a permanent catering kitchen, interior reception space and toilet and shower rooms. The above renovation shall include all necessary utility work; water, sewage and electric.


                                      - 2 -